As filed with the Securities and Exchange Commission on May 25, 2007

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 22, 2007

B&G Foods, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-32316	13-3918742
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Four Gatehall Drive, Suite 110, Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (973) 401-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.
Item 8.01.  Other Events.

On May 22, 2007, B&G Foods issued a press release announcing the pricing of its initial public offering of 13,900,000 shares of its Class A common stock as a separately traded security at an initial public offering price of $13.00 per share pursuant to an effective shelf registration statement previously filed with the Securities and the Exchange Commission.  The separately traded Class A common stock began trading on May 23, 2007 on the New York Stock Exchange under the trading symbol “BGS” and trades separately from B&G Foods’ Enhanced Income Securities, each of which represents one share of Class A common stock and $7.15 principal amount of 12% senior subordinated notes due 2016 and trade on the American Stock Exchange under the trading symbol “BGF.”

In connection with the offering, B&G Foods has entered into an underwriting agreement, dated as of May 22, 2007, with Credit Suisse Securities (USA) LLC and Lehman Brothers Inc., as representatives for the several underwriters named therein, relating to the issuance and sale by the Company to the underwriters of the 13,900,000 shares of Class A common stock at a purchase price per share of $13.00, less underwriting discounts and commissions.  Pursuant to the underwriting agreement, B&G Foods has also granted to the underwriters an option for a period of 30 days to purchase up to an additional 2,085,000 shares of Class A common stock.

After deducting underwriting discounts and commissions, B&G Foods will receive proceeds of $169.4 million, or $194.8 million if the underwriters exercise in full their option to purchase additional shares.  B&G Foods expects to use the net proceeds of the offering (1) to repurchase outstanding shares of its Class B common stock, (2) to repay a portion of its term loan borrowings under its senior secured credit facility, (3) to pay fees and expenses related to the offering and (4) for general corporate purposes.

The underwriting agreement contains customary representations and warranties, closing conditions and indemnification obligations.  A copy of the underwriting agreement is filed as Exhibit 1.1 to this report and is incorporated herein by reference.

A copy of the press release announcing the pricing of the public offering is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective May 22, 2007, the Board of Directors of B&G Foods amended and restated B&G Foods’ bylaws.

The bylaws were amended to expressly allow B&G Foods’ board of directors to provide by resolution for uncertificated shares as permitted by Section 158 of the Delaware General Corporation Law.  In connection with the public offering of Class A common stock described in Item 1.01 and Item 8.01 above, B&G Foods’ board of directors has adopted a resolution providing that the shares of B&G Foods’ Class A common stock will be uncertificated except to the extent otherwise required by applicable law or authorized by the secretary or assistant secretary of B&G Foods.

The bylaws were also amended to delete the former Article Twelve, which had provided that B&G Foods could not issue any shares of Class A Common Stock unless (a) such shares were issued together with B&G Foods’ 12.0% senior subordinated notes due 2016 in the form of EISs in a transaction that had been registered with the Securities and Exchange Commission, (b) any EISs that would result from the combination of such shares of Class A Common Stock and the senior subordinated notes had been issued in a transaction registered with the SEC or (c) no EISs were outstanding at the time of the issuance.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits.

1.1

Underwriting Agreement, dated as of May 22, 2007, between B&G Foods, Inc. and Credit Suisse Securities (USA) LLC and Lehman Brothers Inc., as Representatives of the Several Underwriters Named in Schedule A thereto.

3.1	Amended and Restated Bylaws of B&G Foods, Inc.

99.1	Press release dated May 22, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

B&G FOODS, INC.

Dated: May 25, 2007	By:	/s/ Scott E. Lerner
Scott E. Lerner
Executive Vice President, General Counsel and Secretary